      As Filed with the Securities and Exchange Commission on June 14, 1996
                                                 Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)

                                    DELAWARE
          (STATE OR OTHER JURISDICTION OF INCORPORATON OR ORGANIZATION)

                              116 Huntington Avenue
                           Boston, Massachusetts 02116
                                 (617) 266-6008
   (Address of Registrant's Principal Executive Offices and Telephone Number)

(I.R.S. Employer Number)                       (Primary Standard Industrial
     22-2265014                                 Classification Code Number)
                                                           6312

    James D. Gallagher                                   Copy to:
Vice President, Secretary and                      J. Sumner Jones, Esq.
     General Counsel                               Jones & Blouch L.L.P.
North American Security Life                 1025 Thomas Jefferson Street N.W.
    Insurance Company                               Washington DC 20007
  116 Huntington Avenue
Boston, Massachusetts 02116
     (617) 266-6008
(Name and Address of Agent
       for Service)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following : X
                          ---

                         Calculation of Registration Fee
- ---------------------------------------------------------------------------------------------------------------
Title of Securities         Amount Being          Proposed Maximum       Proposed Maximum      Amount of
Being Registered            Registered            Offering Price Per     Aggregate Offering    Registration Fee
                                                  Unit                   price
- ---------------------------------------------------------------------------------------------------------------
Deferred Fixed Annuity
Contract Non-               See Note (1)          See Note (1)           $10,000               $3.45
Participating
- ---------------------------------------------------------------------------------------------------------------

Note     (1): The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM S-1


Form S-1 Item No. and Caption                               Prospectus Heading
- -----------------------------                               ------------------
1. Forepart of the Registration Statement and Outside       Cover Pages
   Front Cover of Prospectus
2. Inside Front and Outside Back Cover Pages of             Cover Pages
   Prospectus
3. Summary Information, Risk Factors and Ratio of           Summary
   Earnings to Fixed Charges
4. Use of Proceeds                                          North American Security Life Insurance Company
5. Determination of Offering Price                          Not Applicable
6. Dilution                                                 Not Applicable
7. Selling Security Holders                                 Not Applicable
8. Plan of Distribution                                     North American Security Life Insurance Company -
                                                            Distribution of the Contract
9. Description of Securities to be Registered               Description of the Contract, Reinsurance and Guarantees,
                                                            North American Security Life Insurance Company
10. Interests of Named Experts and Counsel                  Not Applicable
11. Information with Respect to the Registrant              North American Security Life Insurance Company
12. Disclosure of Commission Position on Indemnification    Not Applicable
    for Securities Act Liabilities

                                     PART 1

                      INFORMATION REQUIRED IN A PROSPECTUS

   Annuity Service Office                                Mailing Address
   116 Huntington Avenue                                 Post Office Box 9230
   Boston, Massachusetts 02116                           Boston, Massachusetts
   (617) 266-6008                                        02205-9230
   (800) 344-1029

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                             DEFERRED FIXED ANNUITY
                                    CONTRACT
                                NON-PARTICIPATING

         This Prospectus describes Venture __________, a single payment deferred fixed annuity contract, offered by North American Security Life Insurance Company (the "Company"), a stock life insurance company the ultimate parent of which is The Manufactuers Life Insurance Company ("Manulife").

         The Prospectus describes both an individual deferred annuity contract and a participating interest in a group deferred annuity contract. Both are designed and offered to provide retirement programs for eligible individuals and retirement plans. Participation in a group contract will be separately accounted for by the issuance of a certificate evidencing the owner's interest under the contract. Ownership of an individual contract is evidenced by the issuance of an individual annuity contract. The certificate and individual annuity contract are hereafter referred to as the "contract."

         The purchase payment is paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE FIXED ACCOUNT AND THE CONTRACT THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING.

BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE GUARANTEED INTEREST RATES OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL OR THE START OF ANNUITY PAYMENTS MAY BE HIGHER THAN THE GUARANTEED INTEREST RATE APPLIED TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT RECEIVED UPON WITHDRAWAL OR ANNUITIZATION MAY BE REDUCED BY THE MARKET VALUE ADJUSTMENT AND MAY BE LESS THAT THE ORIGINAL INVESTMENT IN THE CONTRACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS WITH, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR ANY AFFILIATE THEREOF, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.

                 The date of the Prospectus is ___________, 1996

                              AVAILABLE INFORMATION

Commencing with the offering of the securities described in this Prospectus, North American Security Life Insurance Company will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

A registration statement has been filed with the Commission under the Securities Act of 1933, as amended, with respect to the contracts discussed in the Prospectus. Not all the information set forth in the registration statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the contracts and other legal instruments are only summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Commission. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at the prescribed rates, in the manner set forth in the preceding paragraph.

                                TABLE OF CONTENTS
SPECIAL TERMS............................................................
SUMMARY..................................................................
DESCRIPTION OF THE CONTRACT..............................................
      ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT.........................
      ACCUMULATION PROVISIONS............................................
      Purchase Payments..................................................
      Investment Options.................................................
      Transfers Among Investment Options.................................
      Telephone Transactions.............................................
      Renewals...........................................................
      Withdrawals........................................................
      Death Benefit Before Maturity Date.................................
      ANNUITY PROVISIONS.................................................
      General............................................................
      Annuity Options....................................................
      Death Benefit on or After Maturity Date............................
      OTHER CONTRACT PROVISIONS..........................................
      Ten Day Right to Review............................................
      Ownership..........................................................
      Beneficiary........................................................
      Annuitant..........................................................
      Modification.......................................................
      Company Approval...................................................
      Discontinuance of New Owners.......................................
      MARKET VALUE ADJUSTMENT............................................
      CHARGES AND DEDUCTIONS.............................................
      Withdrawal Charge..................................................
      Taxes..............................................................
      Administrative Fee.................................................
REINSURANCE AND GUARANTEES...............................................
NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY...........................
      Description of Business............................................
      Management Discussion & Analysis...................................
      Selected Financial Data............................................
      Officers and Directors of the Company..............................
      Executive Compensation.............................................
      NASL Fixed Account.................................................
      Distribution of the Contract.......................................
      Legal Proceedings..................................................
      Legal Matters......................................................
      Independent Accountants............................................
      Notices and Reports to Contract Owners.............................
      Contract Owner Inquiries...........................................
FEDERAL TAX MATTERS......................................................
      Introduction.......................................................
      Tax Status of the Company..........................................
      Taxation of Annuities in General...................................
      Qualified Retirement Plans.........................................
      Federal Income Tax Withholding.....................................
GENERAL MATTERS
      Restrictions Under the Texas Optional Retirement Program
APPENDIX A - EXAMPLES OF CALCULATION OF WITHDRAWAL Charge................
APPENDIX B - MARKET VALUE ADJUSTMENT FORMULA AND EXAMPLE
APPENDIX C - STATE PREMIUM Taxes.........................................
FINANCIAL STATEMENTS OF THE COMPANY......................................

                                  SPECIAL TERMS

Annuitant                       Any individual person or persons whose
                                life is used to determine the duration
                                of annuity payments involving life
                                contingencies. The Annuitant is as
                                designated on the contract or
                                certificate specifications page or in
                                the application, unless changed.

Annuity Option                  One of several alternative methods by
                                which payment of the proceeds may be
                                made.

Annuity Service Office          The service office of the company is
                                P.O. Box 9230, Boston Massachusetts
                                02205-9230.

Beneficiary                     The person, persons, or entity to whom
                                the death benefit proceeds are payable
                                following the death of the owner, or in
                                certain circumstances, an annuitant.

Certificate                     For a group contract, the documents
                                issued to each owner which summarizes
                                the rights and benefits of the owner
                                under the contract.

Company                         North American Security Life Insurance
                                Company.

Contingent                      The person, persons or entity who
Beneficiary                     becomes the beneficiary if the
                                beneficiary is not alive.

Contract                        For an individual contract, the
                                individual annuity contract. For a
                                group contract, the certificate
                                evidencing a participating interest in
                                the group annuity contract. Any
                                reference in this prospectus to
                                contract includes the underlying group
                                annuity contract.

Contract                        For an individual contract, the
Anniversary                     anniversary of the contract date. For a
                                group contract, the anniversary of the
                                date of issue of a certificate
                                under the contract.

Contract Date                   In the case of an individual annuity
                                contract, the date of issue of the
                                contract as designated on the contract
                                specifications page. In the case of a
                                group annuity contract, the effective
                                date of participation under the group
                                annuity contract as designated in the
                                certificate specifications page.

Contract Value                  The contract value is the sum of the
                                net purchase payment and accrued
                                interest, less the sum of any
                                withdrawals and any administration fee,
                                adjusted for any transfer market value
                                adjustment.

Contract Year                   The period of twelve consecutive months
                                beginning on the contract date,
                                certificate date in the case of a group
                                contract, or any anniversary
                                thereafter.

Code                            The Internal Revenue Code of 1986, as
                                amended.

Debt                            Any amounts in the Loan Account
                                attributable to the contract plus any
                                accrued loan interest.

Due Proof of Death              Due Proof of Death is required upon the
                                death of the owner or annuitant, as
                                applicable. One of the following must
                                be received at the Annuity Service
                                Office:

                                  (a) A certified copy of a death certificate;
                                  (b) A certified copy of a decree of a court
                                      of competent jurisdiction as to the
                                      finding of death; or
                                  (c) Any other proof satisfactory to to
                                      the Company.

                                Death benefits will be paid within 7
                                days of receipt of due proof of death
                                and all required claim forms by the
                                Company's Annuity Service Office.

Fixed Account                   The NASL Fixed Account, which is a
                                separate account of the Company.

Fixed Annuity                   An annuity option with payments which
                                are predetermined and guaranteed as
                                to dollar amount.

General Account                 All of the assets of the Company other
                                than assets in separate accounts.

Group Holder                    In the case of a group annuity
                                contract, the person, persons or entity
                                to whom the contract is issued.

Gross Withdrawal Value          The portion of the contract value
                                specified by the owner for a full or
                                partial withdrawal. Such amount is
                                determined prior to the application of
                                any withdrawal charge, annual
                                administration fee and market value
                                adjustment.

Initial Guarantee Period        The period of time during which the
                                initial guaranteed interest rate is in
                                effect.

Initial Guaranteed Interest     The compound annual rate used to
Rate                            determine the interest earned on the
                                net purchase payment during the initial
                                guarantee period.

Loan Account                    The portion of the General Account that
                                is used for collateral when a loan is taken.

Market Value Adjustment         An adjustment to amounts that are withdrawn
                                or transferred prior to the end of the
                                guarantee period. It may increase or
                                decrease the amount available for
                                transfer or withdrawal.

Maturity Date                   The date on which annuity benefits
                                commence. It is the date specified on
                                the contract specifications page,
                                unless changed.

Net Purchase Payment            The purchase payment less the amount of
                                premium tax, if any, deducted from the
                                payment.

Non-Qualified Certificates      Certificates issued under non-qualified
                                Contracts.

Non-Qualified Contract          Contract which are not issued under
                                Qualified Plans.

Owner or                        In the case of an individual contract,
Contract Owner                  the person, persons or entity entitled
                                to the ownership rights under the
                                contract. In the case of agroup annuity
                                contract, the person, persons or entity
                                named in a certificate and entitled to
                                all of the ownership rights under the
                                contract not expressly reserved to the
                                group holder. The owner is as
                                designated on the contract or
                                certificate specifications page or in
                                the application, unless changed.

Payment or                      An amount paid by a contract owner to
Purchase Payment                the Company as consideration for the
                                benefits provided by the contract.

Qualified Certificates          Certificates issued under qualified
                                contracts.

Qualified Contracts             Contracts issued under Qualified Plans


Qualified Plans                 Retirement plans which receive
                                favorable tax treatment under section
                                401, 403, 408 or 457 of the Code.

Renewal Amount                  The contract value at the end of the
                                initial guarantee period or at the end
                                of a renewal guarantee period.

Renewal Guarantee Period        The period of time during which a
                                renewal guaranteed interest rate is in
                                effect.

Renewal Guaranteed Interest     The compound annual rate used to
Rate                            determine the interest earned on a
                                renewal amount during a renewal
                                guarantee period. In no event shall
                                this rate be less than 3%.

Separate Account                A segregated account of the Company
                                that is not commingled with the
                                Company's general assets and
                                obligations.

                                     SUMMARY

DESCRIPTION OF THE CONTRACT

         The Contract. The contract offered by this Prospectus is a single purchase payment deferred fixed annuity contract. The contract provides for the accumulation of the contract value and the payment of annuity benefits on a fixed basis. The Prospectus describes participating interests in both group deferred annuity contracts and individual deferred annuity contracts. For information on eligible groups for the group deferred annuity contracts see "ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT."

         Retirement Plans. The contract may be issued pursuant to either non-qualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans), tax-sheltered annuities, and state and local government deferred compensation plans. (See "QUALIFIED RETIREMENT PLANS")

         Purchase Payments. Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

         Prior to the maturity date, the Company may, at its option, cancel a contract following the second contract anniversary if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such state. (See "PURCHASE PAYMENTS")

         Guarantee Periods. Currently, there are ten guarantee periods under the contract: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. (See "INVESTMENT OPTIONS")

         Transfers Among Guarantee Periods. Before the maturity date the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company or by telephone if the contract owner authorizes the Company in writing to accept telephone transfer requests. Amounts may only be transferred, however, once per contract year and the entire amount of the account must be transferred. Amounts transferred will be subject to a market value adjustment. (See "TRANSFERS AMONG INVESTMENT OPTIONS")

         Telephone Transactions. Contract owners are permitted to request transfers or withdrawals by telephone. (See "TELEPHONE TRANSACTIONS")

         Renewals. At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee period options, at the then current interest rates. (See "RENEWALS")

         Withdrawals. Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value. The amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value A withdrawal charge and market value adjustment may be imposed. (See "WITHDRAWALS") A withdrawal may be subject to a penalty tax. (See "FEDERAL TAX MATTERS")

         Death Benefits. The Company will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. The death benefit is equal to the contract value. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office.

         Annuity Payments. The Company offers a variety of fixed annuity options. Periodic annuity payments will begin on the maturity date. The contract owner may select the maturity date, frequency of payment and annuity option. (See "ANNUITY PROVISIONS")

         Ten Day Review. Within 10 days of receipt of a contract, the contract owner may cancel the contract by returning it to the Company or its agent. (See "TEN DAY RIGHT TO REVIEW")

         Market Value Adjustment. Any amount withdrawn, loaned or transferred prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described under "MARKET VALUE ADJUSTMENT."

         Withdrawal Charge. If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge with respect to certain free withdrawal amounts described below or after seven complete contract years. The amount of the withdrawal charge and when it is assessed is discussed under "CHARGES AND DEDUCTION - WITHDRAWAL CHARGE."

         Tax Deferral. The status of the contract as an annuity generally allows all earnings on the underlying investments to be tax-deferred until withdrawn or until annuity payments begin. (See "FEDERAL TAX MATTERS"). This tax deferred treatment may be beneficial to contract owners in building assets in a long-term investment program.

NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

         North American Security Life Insurance Company ("the Company") is a stock life insurance company organized under the laws of Delaware in 1979. The Company's principal office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name. Prior to becoming a wholly-owned subsidairy of NAL on June 27, 1984, it was known as Chubb/Colonial Life Insurance Company of America.

         The Company issues fixed and variable annuity and variable life contracts. Amounts invested in the fixed portion of the contracts are allocated either to the general account of the Company or in the case of the contract described in this Prospectus, to a separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to the separate accounts of the Company (excluding the Fixed Account). These separate account assets are invested in shares of NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust.

         Effective _______, 1996, an indemnity coinsurance agreement was entered into between the Company and Peoples Security Life Insurance Company ("Peoples"), a subsidiary of the Providian Corporation, to reinsure fixed annuity business written by the Company for the product described in this prospectus. The indemnity aspects of the agreement provide that the Company remains liable for the contractual obligations whereas Peoples agrees to indemnify the Company for any contractual claims incurred. The coinsurance aspects of the agreement required the Company to transfer to Peoples an agreed upon percentage of all fixed premiums received by the Company for fixed annuity contracts written for the product described in this prospectus. Peoples reimburses the Company for the same agreed upon percentage of claims and provides expense allowances to cover commission and other costs associated with this fixed annuity business. Peoples contractual liability runs solely to the Company, and no contract owner shall have any right of action against Peoples. Peoples is responsible for investing the assets and is at risk for any potential investment gains and losses. There is no recourse back to the Company if investment losses are incurred.

The above summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.

                             DESCRIPTION OF CONTRACT

ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT

         The group deferred annuity contract may be issued to fund plans qualifying for special income tax treatment under the Internal Revenue Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans), tax-sheltered annuities, and state and local government deferred compensation plans. (See "QUALIFIED RETIREMENT PLANS") The group deferred annuity contract is also designed so that it may be used with non-qualified retirement plans, such as deferred compensation and payroll savings plans and such other groups (trusteed or non-trusteed) as may be eligible under applicable law. Group deferred annuity contracts have been issued to the Security Life Trust, a trust established with United Missouri Bank, N.A., Kansas City, Missouri, as group holder for groups comprised of persons who have brokerage accounts with brokers having selling agreements with NASL Financial Services, Inc., the principal underwriter of the contracts.

         An eligible member of a group to which a contract has been issued may become an owner under the contract by submitting a completed application, if required by the Company, and a minimum purchase payment. A certificate summarizing the rights and benefits of the owner under the contract will be issued to an applicant acceptable to the Company. The Company reserves the right to decline to issue a certificate to any person in its sole discretion. All rights and privileges under the contract may be exercised by each owner as to his or her interest unless expressly reserved to the group holder. However, provisions of any plan in connection with which the contract was issued may restrict an owner's ability to exercise such rights and privileges.

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

         Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period selected by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

         Prior to the maturity date, the Company may, at its option, cancel a contract following the second contract anniversary, if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such state. Upon cancellation the Company will pay the contract owner the higher of the contract value less the debt and any annual administration fee or the amount available upon total withdrawal. The amount paid will be treated as a withdrawal for Federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See "FEDERAL TAX MATTERS")

GUARANTEE PERIODS

         Currently, there are ten guarantee periods: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. The contract provides for the accumulation of interest on the purchase payment at guaranteed rates for the duration of the guarantee period. The renewal guaranteed interest rate on a renewal amount allocated or transferred to a renewal guarantee period is determined from time-to-time by the Company in accordance with market conditions. In no event will the renewal guaranteed interest rate be less than 3%. The interest rate is guaranteed for the duration of the guarantee period and may not be changed by the Company.

         For information on the reinsurance of the fixed accounts and guarantees regarding the fixed accounts see "REINSURANCE AND GUARANTEES."

TRANSFERS AMONG GUARANTEE PERIODS

         Before the maturity date the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company or by telephone if the contract owner authorizes the Company in writing to accept telephone transfer requests. Amounts may only be transferred, however, once per contract year and the entire contract value must be transferred. Amounts transferred, including amounts transferred to the loan account, will be subject to a transfer market value adjustment. The amount requested to be transferred will be multiplied by the market value adjustment factor to determine the transferred amount. (See "MARKET VALUE ADJUSTMENT"). The Company also reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable law.

TELEPHONE TRANSACTIONS

         Contract owners are permitted to request transfers or withdrawals by telephone. The Company will not be liable for following instructions communicated by telephone that it reasonably believes to be genuine. To be permitted to request transfers or withdrawals by telephone, a contract owner must elect the option on an appropriate authorization form provided by the Company. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and may only be liable for any losses due to unauthorized or fraudulent instructions where it fails to employ its procedures properly. Such procedures include the following: Upon telephoning a request, contract owners will be asked to provide certain identifying information. For the contract owner's and Company's protection, all conversations with contract owners will be tape recorded. All telephone transactions will be followed by a confirmation statement of the transaction.

RENEWALS

         At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee periods at the then current interest rate, all without the imposition of any charge. The contract owner may not select a guarantee period that would extend beyond the maturity date. In the case of renewals within one year of the maturity date, the only option available is to have interest accrued up to the maturity date at the then current interest rate for one year guarantee periods.

         If the contract owner does not specify the renewal guarantee period desired, the Company will select the same guarantee period as has just expired, so long as such period does not extend beyond the maturity date. In the event a renewal would extend beyond the maturity date, the Company will select the longest period that will not extend beyond such date, except in the case of a renewal within one year of the maturity date in which case the Company will credit interest up to the maturity date at the then current interest rate for one year guarantee periods.

WITHDRAWALS

         Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value upon written request, complete with all necessary information, to the Company's Annuity Service Office. For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Internal Revenue Code and regulations promulgated by the Treasury Department.

         In the case of a total withdrawal, as of the date of receipt of the request at its Annuity Service Office, the Company will cancel the contract and pay the following amount:

C + [ (A - B - C) x D], where:

A=the gross withdrawal value reduced by an applicable annual administration fee; B=the withdrawal charge;
C=the free withdrawal amount;
D=the market value adjustment factor.

The above amount will be adjusted to reflect any amount in the loan account and any debt. (See "CHARGES AND DEDUCTIONS and 'MARKET VALUE ADJUSTMENT")

In the case of a partial withdrawal, the requested withdrawal amount will be determined in accordance with the formula specified above. Partial withdrawals will be subject to market value adjustments and possible withdrawal charges. The Company will deduct the gross withdrawal value from the contract value. The gross withdrawal value may not exceed the contract value.

         The Company may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date the Company receives the withdrawal request and the contract. If payments are deferred thirty days or more, the amount deferred will earn interest at a rate not less than 3% per year or at a rate determined by applicable state law. The Company will not, however, defer payment for more than thirty days for any withdrawal effective at the end of any guarantee period.

         There is no limit on the frequency of partial withdrawals; however, the amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value.

         Withdrawals from the contract may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from contracts issued in connection with
Section 403(b) qualified plans only under limited circumstances. (See "FEDERAL TAX MATTERS")

         TELEPHONE REDEMPTIONS. The contract owner may request the option to withdraw a portion of the contract value by telephone by completing the application described under "Telephone Transactions" above. The Company reserves the right to impose maximum withdrawal amounts and procedural requirements regarding this privilege. For additional information on Telephone Redemptions see "Telephone Transactions" above.

DEATH BENEFIT BEFORE MATURITY DATE

         In General. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., a "non-qualified contract."

         Determination of Death Benefit. The determination of the death benefit will be made on the date written notice and proof of death, as well as all required claims forms, are received at the Company's Annuity Service Office. No person is entitled to the death benefit until this time.

         Amount and Payment of Death Benefit. The Company will pay a death benefit equal to the contract value less any debt to the beneficiary if any contract owner dies before the maturity date. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.

         The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following:
(1) The beneficiary will become the contract owner. (2) No additional purchase payments may be made. (3) If the beneficiary is not the deceased's owner spouse, distribution of the contract owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below, which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. If the beneficiary dies before distributions described in "(3)" above are completed, the entire remaining contract value must be distributed in a lump sum immediately. (4) If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules described in "(3)" applicable when a contract owner dies will apply when the spouse, as the owner, dies.

         If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years.

         Death benefits will be paid within seven days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed. (See "WITHDRAWALS")

ANNUITY PROVISIONS

GENERAL

         The proceeds of the contract payable on death, withdrawal or the contract maturity date may be applied to the annuity options described below, subject to the distribution of death benefit provisions. See "DEATH BENEFIT BEFORE MATURITY DATE")

         Generally, annuity benefits under the contract will begin on the maturity date. The maturity date is the date specified on the contract specifications page, unless changed. If no date is specified, the maturity date is the maximum maturity date described below. The maximum maturity date is the first day of the month following the later of the 85th birthday of the annuitant or the tenth contract anniversary. The contract owner may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless the Company consents. Maturity dates which occur at advanced ages, e.g., past age 85, may in some circumstances have adverse income tax consequences. See "FEDERAL TAX MATTERS" Distributions from qualified contracts may be required before the maturity date.

         The contract owner may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, the Company may pay the higher of contract value less the debt and any annual administraton fee or the amount available upon total withdrawal in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

         Annuity benefits are available under the contract on a fixed basis. Upon purchase of the contract, and on or before the maturity date, the contract owner may select one or more of the annuity options described below or choose an alternate form of settlement acceptable to the Company. If an annuity option is not selected, the Company will provide as a default option annuity payments to be made for a period certain of 10 years and continuing thereafter during the lifetime of the annuitant. Treasury Department regulations may preclude the availability of certain annuity options in connection with certain qualified contracts.

         The following annuity options are guaranteed in the contract.

         Option 1(a): Non-Refund Life Annuity - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

         Option 1(b): Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

         Option 2(a): Joint & Survivor Non-Refund Life Annuity - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         Option 2(b): Joint & Survivor Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

         In addition to the foregoing annuity options which the Company is contractually obligated to offer at all times, the Company currently offers the following annuity options. The Company may cease offering the following annuity options at any time and may offer other annuity options in the future.

         Option 3: Life annuity with Payments Guaranteed for 5, 15 or 20 Years - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

         Option 4: Joint & Two-Thirds Survivor Non-Refund Life Annuity - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         Option 5: Period Certain Only Annuity for 5, 10, 15 or 20 years - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DEATH BENEFIT ON OR AFTER MATURITY DATE

         If annuity payments have been selected based on an annuity option providing for payments for a guaranteed period, and the annuitant dies on or after the maturity date, the Company will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, the Company will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

TEN DAY RIGHT TO REVIEW

         The contract owner may cancel the contract by returning it to the Service Office or agent at any time within 10 days after receipt of the contract. Within 7 days of receipt of the contract by the Company, the Company will refund the payment made for the contract.

         No withdrawal charge is imposed upon return of the contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. When the certificate is issued as an individual retirement annuity under Internal Revenue Code section 408, during the first 7 days of the 10 day period, the Company will return the contract value if this is greater than the amount otherwise payable.

OWNERSHIP

         In the case of an individual annuity contract, the contract owner is the person entitled to exercise all rights under the contract. In the case of a group annuity contract, the contract is owned by the group holder; however, all contract rights and privileges not expressly reserved to the group holder may be exercised by each owner as to his or her interest as specified in his or her certificate. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.

         In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract, or changing the ownership of a contract, may be treated as a distribution of the contract value for Federal tax purposes. (See "FEDERAL TAX MATTERS")

         Any change of ownership or assignment must be made in writing. Any change must be approved by the Company. Any assignment and any change, if approved, will be effective as of the date the Company receives the request at its Annuity Service Office. The Company assumes no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

         In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Internal Revenue Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

BENEFICIARY

         The beneficiary is the person, persons or entity designated in the contract specifications page or as subsequently named. However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by the Company and if approved, will be effective as of the date on which written. The Company assumes no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

ANNUITANT

         The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

         On the death of the annuitant, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

MODIFICATION

         The Company will not change or modify the contract without the owner's or group holder's consent, as applicable, except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency. However, on 60 days' notice to the group holder, the Company may change the withdrawal charges, administration fees, free withdrawal percentage, annuity purchase rate and the market value adjustment as to any certificates issued after the effective date of the modification. The provisions of the contract shall be interepreted so as to comply with the requirements of Section 72(s) of the Code.

COMPANY APPROVAL

         The Company reserves the right to accept or reject an contract appliction at its sole discretion.

DISCONTINUANCE OF NEW OWNERS

         In the case of a group annuity contract, on thirty days' notice to the group holder, the company may limit or discontinue acceptance of new applications and the issuance of new certificates under a contract.

MARKET VALUE ADJUSTMENT

         Any amount withdrawn, borrowed or transferred prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described below.

         The market value adjustment factor is determined by the following formula: ((1+i)/(1+j))to the power of n/12 where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.

         There will be no market value adjustment on withdrawals in the following situations: (a) death of the contract owner; (b) amounts withdrawn within one month prior to the end of the guarantee period; and (c) amounts withdrawn in any contract year that do not exceed (i) 10% of total purchase payments less (ii) any prior partial withdrawals in that year.

         The market value adjustment reflects the relationship between the initial guaranteed interest rate or the renewal guaranteed interest rate applicable to the contract and the then current renewal guaranteed interest rate. Generally, if the initial guaranteed interest rate or the renewal guaranteed interest rate is lower than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to reduce the amount withdrawn, borrowed or transferred. Similarly, if the initial guaranteed interest rate or the renewal guaranteed interest rate is higher than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to increase the amount withdrawn, borrrowed or transferred. The greater the difference in these interest rates the greater the effect of the market value adjustment.

         The market value adjustment is also affected by the amount of time remaining in the guarantee period. Generally, the longer the time remaining in the guarantee period, the greater the effect of the market value adjustment on the amount withdrawn, borrowed or transferred. This is because the longer the time remaining in the guarantee period, the higher the compounding factor 'n' in the market value adjustment factor. In addition, the current available guaranteed interest rate chosen is based upon the time remaining in the guarantee period. Generally, though not always, at a given point in time this current rate increases as the time remaining increases, thereby decreasing the market value adjustment factor which in turn decreases the amount withdrawn, borrowed or transferred beyond what would have been payable had there been less time remaining in the guarantee period.

         The cumulative effect of the market value adjustment and withdrawal charges could result in a contract owner receiving total withdrawal proceeds of less than the contract owner's investment in the contract.

         BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE CURRENT AVAILABLE GUARANTEED INTEREST RATE OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, BORROWING OR TRANSFER MAY BE HIGHER THAN THE INITIAL OR RENEWAL GUARANTEE INTEREST RATE APPLICABLE TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT THE CONTRACT OWNER RECEIVES UPON A WITHDRAWAL, LOAN OR TRANSFER MAY BE SUBSTANTIALLY REDUCED.

         For more information of the market value adjustment, including examples of its calculation, see Appendix B.

CHARGES AND DEDUCTIONS

WITHDRAWAL CHARGE

         If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge with respect to certain free withdrawal amounts described below or after seven complete contract years. The amount of the withdrawal charge and when it is assessed is discussed below:

         1. In any contract year, the free withdrawal amount for that year is the excess of (i) over (ii), where (i) is 10% of the purchase payment and (ii) is all prior partial withdrawals in that contract year. Withdrawals allocated to the free withdrawal amount may be withdrawn without the imposition of a withdrawal charge.

         2. If a withdrawal is made at the end of the initial guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the third contract year. If a withdrawal is made at the end of any other guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the fifth contract year. A request for withdrawal at the end of a guarantee period must be received in writing during the 30 days period preceding the end of that guarantee period.

         3. The amount of the withdrawal charge is calculated by multiplying the gross withdrawal value, less any administration fee and free withdrawal amount by the applicable withdrawal charge percentage obtained from the table below.

               NUMBER OF COMPLETED         WITHDRAWAL CHARGE
                 CONTRACT YEARS               PERCENTAGE
               ---------------------------------------------
                        0                         7%
                        1                         6%
                        2                         5%
                        3                         4%
                        4                         3%
                        5                         2%
                        6                         1%
                        7+                        0%

         4. In the case of a partial withdrawal, the amount requested may not exceed the contract value, less any applicable withdrawal charge, annual administration fee and debt, plus or minus any market value adjustment.

         5. There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, (see "Death Benefit Before Maturity Date - Amount of Death Benefit).

         The amount collected from the withdrawal charge will be used to reimburse the Company for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.

         For examples of calculation of the withdrawal charge, see Appendix A. Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above. (See "MARKET VALUE ADJUSTMENT.")

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGES

         The amount of the withdrawal charge on a contract or the period to which it applies may from time to time be reduced or eliminated for sales of the contracts to certain individuals or groups of individuals in such a manner that results in savings of sales expenses. The Company will consider such factors as
(i) the size and type of group, (ii) the amount of the single premium and/or
(iii) other transactions where sales expenses are reduced, when considering whether to reduce or eliminate the sales charge or the period to which it applies.

TAXES

         The Company reserves the right to charge, or provide for, certain taxes against purchase payments, contract values or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which the Company determines to have resulted from the (i) establishment or maintenance of the Fixed Account, (ii) receipt by the Company of purchase payments, (iii) issuance of the contracts, (iv) commencement or continuance of annuity payments under the contracts or (v) death of the owner or annuitant. In addition, the Company will withhold taxes to the extent required by applicable law.

         Except for residents in South Dakota, premium taxes will be deducted from the contract value used to provide for annuity payments unless required otherwise by applicable law. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority. (See "APPENDIX B: STATE PREMIUM TAXES") FOR RESIDENTS OF SOUTH DAKOTA, THE FOLLOWING PREMIUM TAX ASSESSMENT WILL APPLY: A premium tax will be assessed against all non-qualified purchase payments received from contract owners who are residents of South Dakota. The rate of tax is 1.25%. The state premium tax will be collected upon payment of any withdrawal benefits, upon any annuitization or payment of death benefits. In the state of South Dakota, purchase payments received in connection with the funding of a qualified plan are exempt from state premium tax.

ADMINISTRATION FEE

         To compensate the Company for assuming certain administrative expenses, the Company reserves the right to charge an annual administration fee. Prior to the maturity date, the administration fee is deducted on the last day of each contract year. If the contract is surrendered for its contract value on any date other than the last day of any contract year, the Company will deduct the full amount of the administration fee from the amount paid. Currently, no fee is being assessed.

REINSURANCE AND GUARANTEES

REINSURANCE

         Effective _________, 1996, an indemnity coinsurance agreement was entered into between the Company and Peoples Security Life Insurance Company ("Peoples"), a subsidiary of the Providian Corporation, to reinsure fixed annuity business written by the Company for the product described in this prospectus.

         The indemnity aspects of the agreement provide that the Company remains liable for the contractual obligations whereas Peoples agrees to indemnify the Company for any contractual claims incurred. The coinsurance aspects of the agreement required the Company to transfer to Peoples an agreed upon percentage of assets backing the fixed annuity obligations fixed premiums received by the Company for fixed annuity contracts. Peoples reimburses the Company for the same agreed upon percentage of claims and provides expense allowances to cover commission and other costs associated with this fixed annuity business. Peoples contractual liability runs solely to the Company, and no contract owner shall have any right of action against Peoples.

         Peoples is responsible for investing the assets and is at risk for any potential investment gains and losses. There is no recourse back to the Company if investment losses are incurred. Under this agreement, the Company will continue to administer the fixed annuity business for which it will earn an expense allowance. The Company has set up a reserve to recognize that expense allowances received from Providian under this indemnity coinsurance agreement do not fully reimburse the Company for overhead expenses allocated to this fixed annuity line of business (See Note F to the Company's financial statements).

         Peoples is a wholly-owned subsidiary of Louisville, Kentucky based Providian Corporation, a diversified financial services corporation.

GUARANTEE AGREEMENT

         Pursuant to a Guarantee Agreement Manulife, the ultimate parent of the Company, unconditionally guarantees to the Company on behalf of and for the benefit of the Company and owners of fixed annuity contracts issued by the Company that it will, on demand, make funds available to the Company for the timely payment of contractual claims under fixed annuity contracts. This Guarantee covers the the contracts described by this Prospectus. This Guarantee may be terminated by Manulife on notice to the Company. Termination will not affect Manulife's continuing liability with respect to all fixed annuity contracts issued prior to the termination of the Guarantee.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

DESCRIPTION OF BUSINESS

         Organization and History

         North American Security Life Insurance Company (the "Company") is a stock life insurance company organized under the laws of Delaware in 1979. The Company's principal office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance Company based in Toronto, Canada. Prior to January 1,

1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.

         Effective January 1, 1996, immediately following the merger of NAL and Manulife, the Company experiened a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of the Company and Wood Logan Associates, Inc. ("WLA"). Manulife owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.

         On June 19, 1992, the Company formed First North American Life Assurance Company ("FNAL"). Subsequently, on July 22, 1992, FNA was granted a license by the New York State Insurance Department. FNAL issues fixed and variable annuity contract in the State of New York.

         NASL Financial Services, Inc. ("NASL Financial "), a wholly-owned subsidiary of the Company, acts as principal underwriter to the contracts issued by the Company and FNAL. NASL Financial has entered into a promotional agent agreement with WLA to act as the non-exclusive agent for the promotion of the Company's insurance contract sales. (See "Distributor" below).

         Product Lines

         The Company issues fixed and variable annuities and variable life contracts. Premiums received during 1995 totaled $1,090 million and included $1.8 million from individual fixed annuities contracts, $11.45 million from variable annuities contracts, $1,076 million from combination fixed and variable annuities contracts and $0.15 milion from variable life contracts. Amounts invested in the fixed portion of the Company's insurance contracts are allocated to the general account of the Company or in the case of the contract described in this prospectus, to a non-unitized separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to separate accounts of the Company. The separate account assets (other than the separate account described in this prospectus) are invested in shares of NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust.

         The Company also sponsors a family of mutual funds, the North American Funds, which is advised by a subsidiary of the Company, NASL Financial Services, Inc. Currently, the North American Funds is comprised of thirteen portfolios. Assets under management as of December 31, 1995 were approximately $734,315 million.

         As of _____, 1996, the Company was licensed to sell fixed and variable annuities insurance in all states except Maine, New Hampshire, New York, Rhode Island and Vermont and was licensed to sell variable life insurance in all states except District of Columbia, Florida, Georgia, Maine, Michigan, New Hampshire, New York, North Carolina, Rhode Island and Vermont.

         Property and Office Location

         The Company's offices are located at 116 Huntington Avenue, Boston, Massachusetts where the Company leases office space. The Company owns no real property which is used for business purposes.

MANAGEMENT DISCUSSION & ANALYSIS

         Overview

         As described above under "Organization and History," effective January 1, 1996, Manulife became the ultimate parent of the Company. In addition, as described above, immediately following this merger, there was a corporate restructuring whereby the Company became a wholly owned subsidiary of NAWL.

         A significant financial event for the Company during 1995 was the reinsurance of a substantial portion of its fixed annuity business with Peoples Security Life Insurance Company. This agreement and the Company's other reinsurance agreements are described under "Reinsurance" above. Other significant events of the Company during 1995 include the introduction of a modified single payment variable life insurance product and the addition of several new funds to NASL Series Trust, the underyling investment medium for the variable portion of the Company's contracts, and to the North American Funds.

         During 1994 the Company introduced several new variable annuity insurance products which provide a death benefit that is generally more favorable than the death benefit provided for the then existing contracts. In addition, the Company entered into a $150 million revolving credit and term loan agreement with the Canadian Imperial Bank of Commerce and Deutsche Bank AG as described under "Borrowed Money" below which was paid off during 1996.

         During 1993 the Company introduced a level commission annuity that was targeted for the wrap-fee market place.

         Financial Position

         Financial results have been prepared on the basis of statutory accounting practices which are currently considered by the insurance industry to be in accordance with GAAP for all mutual life insurance companies and their wholly-owned subsidiaries. A description of the accounting policies can be found in Note B to the December 31, 1995 financial statements.

         1995 Compared to 1994

         Results of Operations

         The Company incurred a net loss from operations of $7.3 million versus a loss of $30.4 million in 1994. Although there was a significant improvement relative to 1994 results, specific events occurred in 1995 that affected net results:

         On June 30, 1995, the Company entered into an indemnity coinsurance agreement with Peoples for all existing and future fixed annuity business. Under this agreement, the Company transferred all assets backing its fixed annuity obligations to Peoples. (See "REINSURANCE AND GUARANTEES" above) General Account assets declined from $570 million at December 31, 1994 to $47.8 million at December 31, 1995 primarily as a result of this agreement. The financial affect of this agreement resulted in positive income of approximately $7.2 million.

         Offsetting the positive financial impact from reinsurance was the establishment of $19 million of additional reserves required by the NAIC under Regulation GGG. This regulation clarified how the Commissioner's Annuity Reserve Valuation Method ("CARVM") is to be applied with the result that reserves must be sufficient to protect the Company against the worst possible combination of events as part of its reserve adequacy testing.

         While strong sales have positioned the Company for future growth in surplus, initially there is a loss from operations due to the expensing of acquisition costs (commission costs) in excess of the expense allowances provided in the reserve basis. Whenever a company experiences rapid growth relative to the total business inforce, as the Company did from 1992 through 1995, the first year losses on new business will exceed the profits generated on the inforce business. This result is due to the conservative nature of statutory accounting. Eventually, as the profits on the inforce block of business become greater than the cost of writing new business, profits will emerge.

         Assets and Liabilities

         At December 31, 1995 total assets of the Company were $4,962.5 million an increase of $722.3 million or 17.0% from 1994. Total liabilities at December 31, 1995 were $4,912 million an increase of $731.5 million over 1994. The primary factors affecting the Company's assets and liabilities were:

         * Separate account assets and liabilities increased by $1,253.5 million from 1994 due to variable sales of $823.3 million and investment gains of $826.4 million (less $396.2 million of withdrawals and other transfers).

         * As discussed above, the Company entered into an indemnity coinsurance agreement with Peoples substantially decreasing general account assets and liabilities.

         Capital and Surplus

         Total capital and surplus at December 31, 1995 was $50.2 million, a decrease of $9.3 million from December 31, 1994. The change in the components of capital and surplus were as follows:

                                               (millions)
                                               ----------
Loss from operations                           $  (7.3)
Unrealized capital losses                          (.6)
Change in non-admitted assets                     (1.0)
Change in asset valuation reserve                  2.6
Surplus adjustment on reinsurance ceded           (3.0)
                                               --------

         Net decrease in capital and surplus   $  (9.3)
                                               ========

         In general, the loss from operations is a result of the conservative statutory basis of accounting whereby the Company does not receive credit in its reserve basis for the full acquisition costs. Additionally, the Company was required to increase its reserves by $19 million due to changes in CARVM requirements as discussed above. Partially offsetting this loss was the positive earnings from the indemnity coinsurance agreement with Peoples which resulted in an overall net positive affect on surplus of approximately $10 million.

         1994 Compared to 1993

         Results of Operations

         The Company incurred a net loss from operations of $30.4 million versus a loss of ($10.7) million in 1993. The loss was the result of several items:

         * The Company incurred realized capital losses of $7 million on the sale of real estate that was acquired through foreclosure. The majority of the loss was reflected in prior years as a direct charge to surplus as an increase in unrealized losses.

         * The Company recaptured a block of variable annuity business that was reinsured with NAL which resulted in a one-time charge to earnings of $6.5 million.

         * As interest rates increased during 1994, the Company sold a higher portion of fixed annuity business which requires more stringent reserves.

         * As a result of overall poor equity and bond market performance, the Company realized less asset based fee income.

         * While strong sales positioned the Company for future growth in surplus, initially there was a loss due to the expensing of acquisition costs in excess of the expense allowances provided in the reserve basis.

         Assets and Liabilities

         At December 31, 1994 total assets of the Company were $4,240.2 million, an increase of $824.7 million or 24.2% over 1993. Total liabilities at December 31, 1994 were $4,180.8 million, an increase of $816.9 million over 1993. The primary factors affecting the Company's assets and liabilities were:

         * Separate account assets and liabilities increased by $723.8 million from 1993 due to variable annuity sales of $1,119.5 million which were offset by negative investment performance in the separate accounts of ($38.4 million) and withdrawals and other transfers of $357.3 million.

         *General account policy reserves increased by $146.6 million due to a net increase in fixed annuity sales and accumulated credited interest on the inforce business.

         *To support the need for commission financing, the Company entered into a term and revolving credit line with the Canadian Imperial Bank and Commerce and the Duetsche Bank AG (the "CIBC Agreement") for up to $150 million. The net increase in borrowed funds in 1994 was $70 million.

         * The Company received an additional $30 million of paid in capital from its parent, NAL, to offset the effect on surplus from the statutory loss.

         Capital and Surplus

         Total capital and surplus at December 31, 1994 was $59.4 million, an increase of $7.7 million from 1993. The change in the components of capital and surplus were as follows:

                                               (millions)
                                                --------
Loss from operations                             $ (30.4)
Unrealized capital gains                             3.5
Change in non-admitted assets                       (1.9)
Change in asset valuation reserve                    2.0
Issue of common stock/paid in capital               30.0
Expense allowance on reinsurance ceded               4.5
                                                --------

         Net increase in capital and surplus     $   7.7
                                                ========

         The net loss from operations is a result of the conservative statutory basis of accounting whereby the Company does not receive full credit for acquisition costs in its reserving basis. During 1994, as interest rates rose, the Company wrote a higher level of fixed annuity business which generated a higher strain on surplus. The Company recaptured a block of variable annuity business that was reinsured with NAL, its parent, which resulted in a one-time charge to earnings of $6.5 million. Additionally, the Company realized a shortfall in asset based fees due to the poor performance of the equity and bond markets during 1994.

         The Company incurred realized capital losses of $7 million as result of the sale of real estate that was acquired through foreclosure. As most of these realized losses were recognized in prior years as unrealized losses, there was an offset to the realized losses within the capital and surplus account, accounting for most of the change in unrealized gains.

         The change in non-admitted represents primarily an increase in capital acquisition of furniture and equipment.

         The change in asset valuation reserve is directly related to the increase in general account assets.

         The Company entered into two reinsurance agreements with ITT Lyndon Life and Paine Webber Life on selective annuity business which resulted in the receipt of an initial expense allowance of $3.6 million.

         1993 Compared to 1992

         Results of Operations

         The Company incurred a net loss from operations of $10.7 million, versus a loss of $20.3 in 1992. The current years loss was the result of the following:

         * Total annuity sales in 1993 were $1,262.2 million versus $620.5 million in 1992. This represents an increase of 103.4%.

         * While strong sales positioned the Company for future growth in surplus, initially there was a loss due to the expensing of acquisition costs in excess of the expense allowances provided in the reserve basis.

         Assets and Liabilities

         At December 31, 1993 total assets of the Company were $3,415.6 million, an increase of $1,391.6 million or 68.7% over 1992. Total liabilities of the Company at December 31, 1993 were $3,415.6 million. The primary factors affecting the Company's assets and liabilities were:

         * Separate account assets and liabilities increased by $1,266.8 million due to variable annuity sales of $1,187.4 million and separate account investment income of $241.7 million (which was offset by withdrawals and transfers of $162.3 million).

         *General account policy reserves increased by $5.4 million due to a net increase in fixed annuity sales and accumulated credited interest on the inforce business.

         * The Company received $20 million from NAL in the form of a surplus note to maintain a desired level of risk based capital.

         * The Company borrowed $60 million to finance commissions on new sales, $30 million from a third party bank and $30 million from a related party.

         * The Company entered into a modified coinsurance agreement with ITT Lyndon Life to cede a major portion of its older annuity line of business. In connection with this agreement, the Company received $25 million in cash representing withheld premiums of $15 million and $10 million ceding commission.

         *Given the uncertainty of the mortgage and real estate market, the Company funded the Asset Valuation Reserve at maximum which resulted in an increase of $5.8 million over 1992.

         Capital and Surplus

         Total capital and surplus at December 31, 1993 was $51.7 million, an increase of $15.9 over 1992. The change in the components of capital and surplus are as follows:

                                              (millions)
                                               --------
Loss from operations                           $(10.7)
Unrealized capital losses                        (1.2)
Change in non-admitted assets                    (1.4)
Change in asset valuation reserve                (5.8)
Issue of common stock/paid in capital             5.0
Issue of surplus note                            20.0
Expense allowance on reinsurance ceded           10.0
                                               ------

         Net increase in capital and surplus   $ 15.9
                                               ======

         The net loss from operations is a result of the conservative statutory basis of accounting whereby the Company does not receive full credit for acquisition costs in its reserving basis. Sales in 1993 were $1,262.2 million versus $620.5 million in 1992. During years of rapid sales growth there is a surplus strain when the contracts are first issued as the commission and issue expenses exceed the expense allowance in the reserve basis.

         Unrealized capital losses represent the additional write-down of mortgage loans in default.

         The change in non-admitted assets represents primarily an increase in capital acquisition of furniture and equipment.

         The asset valuation reserve declined as the Company repositioned a significant portion of its general account assets in Treasury securities.

         The Company received additional capital and a surplus note from its parent, NAL, to offset the loss from operations and to maintain a desired level of risk based capital. The capital was in the form of the issuance to NAL of 458 shares of the Company at a price of $1,000 per share with the remainder as additional paid in capital.

         The Company entered into a modified coinsurance agreement with ITT Lyndon Life to cede a significant block of its annuity business. The Company received $10 million of ceding commission as a result of the agreement.

         Cashflow

         The growth of the variable annuity market, particularly the substantial increase in the Company's sales since 1993, has resulted in the Company needing to obtain cash financing to support this growth. This is driven by the fact that the Company must invest 100% of the variable option premiums in the separate accounts. Prior to 1995, the Company used capital and general account assets to finance commissions. However since 1995, under the Peoples fixed account reinsurance agreement, the Company settles all general account obligations on a timely basis with Peoples. Therefore, substantially all commissions costs are financed through borrowing.

         Since the commissions paid on separate account business exceed the separate account surplus, the Company obtained external financing in 1994 by entering into a $150 million CIBC loan agreement. This loan was collaterized by the mortality and expense risk charges and surrender charges payable to the General Account from the separate account, excluding any portion thereof subject to existing reinsurance agreements. This loan was subordinated in every respect to the claims of the Company's contractholders.

         As a result of the merger with Manulife, the Company became party to a restructured lending facility that will provide sufficient cashflow needs for the next 3-5 years at more favorable interest rate margins.

         Aside from the financing needs for funding acquisition costs, the Company's cash flows are adequate to meet the general obligations on all annuity contracts.

         Reinsurance

         Peoples Security Life Insurance Company. See "REINSURANCE AND GUARANTEES" for a description of the reinsurance agreement with Peoples Security Life Insurance Company.

         Connecticut General Life Insurance Company and Swiss Re Life Company America. The Company entered into treaties with Connecticut General Life Insurance Company ("CIGNA") and Swiss Re Life Company America ("Swiss"), effective July 1, 1995 and August 1, 1995, respectively, to reinsure its minimum death benefit guarantee risks, with each company assuming 50% of the risk. In addition, the Company reinsured with CIGNA 50% of its risk related to the waiving of surrender charges at death. The Company is paying CIGNA and Swiss under these reinsurance agreements an asset based premium, the level of which varies with both the amount of exposure to this risk and the realized experience.

         Transamerica. Effective November 1, 1995, the Company entered into two reinsurance agreements with Transamerica Occidental Life Insurnace Company ("Transamerica") for variable life insurance contracts. The first reinsurance agreement provides quota-share modified-coinsurance for contract obligations attributable to the variable account investment options. The second reinsurance agreement provides yearly renewable term coverage for insurance amounts in excess of the Company's retention limits.

         ITT Lyndon Life. On December 31, 1993, the Company entered into a modified coinsurance agreement with ITT Lyndon Life, to cede the Company's variable annuity contracts. As of December 31, 1995, 95% of these contract were ceded.

         Paine Webber Life. Effective December 31, 1994, the Company entered into an indemnity reinsurance agreement with Paine Webber Life to reinsure a portion of its policy forms. The quota share percentage varies between 15% and 35% depending on the policy form. The form of reinsurance is modified coinsurance and only covers the variable portion of contract written by Paine Webber brokers. All elements of risk (including mortality, persistency and investment performance) have been transferred with the exception of the minimum death benefit guarantee. The Company receives an allowance to cover the expected cost of the minimum death benefit guarantee.

         Under each of the reinsurance agreements, the Company remains primarily liable for the payment of benefits to all policyholders. In the event of a reinsurer becoming insolvent, the Company remains liable for policyholder benefits. For further information on the Company's reinsurance, see note F to the Company's financial statements in this Prospectus.

         Reserves

         In accordance with insurance laws and regulations under which the Company operates and generally accepted accounting principles, the Company is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding contracts. Reserves are based on mortality and morbidity tables in general use in the United States, adjusted for company experience, and are computed to equal amounts that, with additions from premiums to be received and with interest on such reserves computed annually at certain assumed rates, will be sufficient to meet the Company's contract obligations at their maturities or in the event of the insured's death. In the financial statements included in this Prospectus these reserves are determined in accordance with generally accepted accounting priciples.

         For further information on the Company's reserves, see note E to the Company's financial statements in this Prospectus.

         Investments

         As noted above under "REINSURANCE," all assets backing the fixed annuity obligtions of the Company were transferred to Peoples. The Company's assets must be invested in accordance with requirements of applicable state laws and regulations regarding the nature and quality of investments that may be made by insurance companies and the percentage of its assets that may be held in certain types of investments. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

         Borrowed Money

         In December 1994, the Company entered into a $150 million revolving credit and term loan agreement (the "Loan") with the Canadian Imperial Bank of Commerce and Deutsche Bank AG ("CIBC"). The Loan is collateralized by the mortality and expense risk charges and surrender charges due from a separate account (that is distinct from the separate account for the product described in this prospectus) excluding any portion thereof subject to existing reinsurance agreements. The Loan is subordinated in every respect to the claims of the Company's contractholders. The Company is subject to various affirmative and negative covenants under this Loan, whereby breach of these covenants could cause an event of default. Such covenants required the Company to meet certain financial ratios and place restrictions on the incurrence of additional debt, reinsurance and capital changes.

         For further information on the Company's borrowings, see note I to the Company's financial statements in this Prospectus.

         Guarantee Agreement

         Manulife has unconditionally guaranteed that it will, on demand, make funds available to the Company for the timely payment of contractual claims made under the fixed annuity and variable life contracts issued by the Company. The guarantee covers all outstanding fixed annuity contracts and the fixed portion of combination contracts, including those issued prior to the date of the guarantee agreement. See "REISURANCE AND GUARANTEES" for additional information on the Manulife guarantee.

         Competition

         The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximatelly 2,100 stock, mutual and other types of insurers in the life insurance business in the United States, a significant number of which are substantially larger than the Company. As of ____, 1996, the Company had ____ employees.

         Government Regulation

         The Company is subject to the laws of the state of Delaware governing insurance companies and to the regulation of the Delaware Insurance Department (FNAL is subject to the laws and regulation of the State of New York). In addition, the Company is subject to regulation under the insurance laws of other jurisdictions in which the Company operates. Regulation by each insurance department includes periodic examination to determine the Company's contract liabilities and reserves so that each insurance department may verify that these items are correct. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requiremements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation the type and amounts of investments permitted. The Company's books and accounts are subject to review by each insurance department and other supervisory agencies at all times, and the Company files annual statements with these agencies. A full examination of the Company's operations is conducted periodically by the Delaware insurance department.

         In addition, several states, including Delaware and Michigan, regulate affiliated groups of insurers, such as the Company, under insurance holding company legislation. Manulife's state of entry for insurance regulatory purposes is Michigan In addition, several of its insurance subsidiaries are domiciled there. Consequently, Michigan's Insurance Bureau has jurisdiction in applying such legislation to transactions between Manulife and its U.S. insurance company affiliates. Under such laws, intercompany transactions transfers of assets and dividend payment from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies. Transactions between NASL and Wood Logan are primarily regulated by Delaware, but may also be regulated by Michigan if the transaction involves Manulife or any of its insurance subsidiaries domiciled in Michigan.

         Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assesment may be excused or deferred if it would threaten an insurer's own financial strength.

         Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federeal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products.

SELECTED FINANCIAL DATA

[to be filed by amendment]

OFFICERS AND DIRECTORS OF THE COMPANY

         The directors and executive officers of the Company, together with their principal occupations during the past five years, are as follows:

NAME                                    POSITION WITH THE            PRINCIPAL OCCUPATION
                                        COMPANY
William J. Atherton                     Director* and President      Vice President, U.S. Annuities, of Manulife,
Age: _____                                                           January 1996 to present; Director and
                                                                     President of the Company.

Peter S. Hutchison                      Director*                    Senior Vice President, Corporate Taxation of
Age: _____                                                           Manulife, January 1996 to present; Executive
                                                                     Vice President and Chief Financial Officer of
                                                                     North American Life, September 1994 to December
                                                                     31, 1995; Senior Vice President and Chief Actuary,
                                                                     North American Life, April 1992 to August 1994; Vice
                                                                     President and Chief Actuary, North American Life,
                                                                     September 1990 to March 1992.

Brian L. Moore                          Director* and Chairman of    Executive Vice President, Canadian Insurance
Age: _____                              the Board of Directors       Operations, of Manulife, January  1996 to
                                                                     present; Chief Executive Officer and
                                                                     President, The North American Group Inc., and
                                                                     Chief Executive Officer, North American Life,
                                                                     January 1995 to December, 1995; President,
                                                                     The North American Group Inc. and
                                                                     Vice-Chairman and Director, North American
                                                                     Life, October 1993 to December 1994,
                                                                     President, North American Life Financial
                                                                     Services Inc., July 1992 to October 1993,
                                                                     Executive Vice President and C.F.O., North
                                                                     American Life, prior to October 1988.

James D. Gallagher                      Vice President, Secretary    Vice President, Legal Services U.S.
Age: _____                              and General Counsel          Operations, of Manulife, January 1996 to
                                                                     present; Vice President, Secretary and General
                                                                     Counsel of the Company, June 1994 to present;
                                                                     Vice President and Associate General Counsel,
                                                                     The Prudential Insurance Company of America,
                                                                     1990-1994.

Richard C. Hirtle                       Senior Vice President,       Vice President, Chief Financial Officer,
Age: _____                              Treasurer, Chief Financial   Annuities, of Manulife, January 1996 to
                                        Officer and Chief Operating  present; Senior Vice President, Treasurer,
                                        Officer                      Chief Financial Officer and Chief Operating
                                                                     Officer of the Company, November 1988 to
                                                                     present.

Hugh C. McHaffie                        Vice President, Product      Vice President, Product Management, of
Age: _____                              Management                   Manulife, January 1996 to present; Vice
                                                                     President and Product Actuary of the Company,
                                                                     August 1994 to present; Product Development
                                                                     Executive of the Company, August 1990 to August
                                                                     1994.

David Rossien                           Assistant Vice President,    Assistant Vice President, Information
Age: _____                              Information Systems          Systems, of the Company, March 1996 to
                                                                     present; Vice President, Systems, Fidelity

NAME                                    POSITION WITH THE            PRINCIPAL OCCUPATION
                                        COMPANY
                                                                     Investments, September 1994 to March 1996;
                                                                     Vice President, Systems, Merrill Lynch, prior to
                                                                     Septemer 1994.

Iain W. Scott                           Vice President, Life         Vice President, Single Premium Variable Life,
Age: ____                               Products                     of Manulife, January 1996 to present; Vice
                                                                     President, Life Products of the Company, 1994
                                                                     to present; Vice President of U.S. Distribution,
                                                                     North American Life, 1992 to 1994; Vice President,
                                                                     Marketing, M Financial Group of Portland, Oregon,
                                                                     1990 to 1992.

Janet Sweeney                           Vice President, Human        Vice President, Human Resources, of Manulife,
Age: ____                               Resources                    January 1996 to present; Vice President,
                                                                     Corporate Services of the Company,
                                                                     January 1995 to January 1996; Executive,
                                                                     Corporate Services of the Company, July 1989
                                                                     to December 1994.

Scott L. Stolz                          Vice President, Annuity      Vice President, Annuity Customer Service, of
Age: ___                                Administration and Systems   Manulife, January 1996 to present; Vice
                                                                     President, Annuity Administration and Systems
                                                                     of the Company, November,
                                                                     1994 to present; Senior Vice President of Annuity
                                                                     Administration and Corporate Services, SunAmerica
                                                                     Inc., October 1991 to October 1994; Senior Vice
                                                                     President and National Sales Manager, SunAmerica
                                                                     Inc., August 1990 to October 1991.

John G. Vrysen                          Vice President and Chief     Vice President and Chief Financial Officer,
Age: ____                               Actuary                      U.S. Operations, of Manulife, January 1996 to
                                                                     present; Vice President and Chief Actuary of
                                                                     the Company, January 1986 to present.

*Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified.

EXECUTIVE COMPENSATION

         The Company's officers may also serve as officers of one or more of the Company's affiliates including FNAL and after January 1, 1996, Manulife. During 1995, the officers of the Company received no compensation for being officers of any of the Company's affiliates. The following table shows the compensation paid or awarded to or earned by the Company's Chief Executive Officer and its four most highly compensated Executive Officers other than the Chief Executive Officer.

Summary Compensation Table
- --------------------------

- -----------------------------------------------------------------------------------------------------------------------
Names and                  Year               Salary              Bonus              Other Annual          Long Term
- ---------                  ----               ------              -----              ------------          ---------
Principal                                                                            Compensation          Compensation
- ---------                                                                            ------------          ------------
Position                                                                             (1)
- --------                                                                             ---
- -----------------------------------------------------------------------------------------------------------------------
William J.                1995
Atherton,
President and
Director

Person A             1995
Person B             1995
Person C             1995
Person D             1995
- -------------------------------------------------------------------------------

(1) Other annual compensation includes car allowance, car expense reimbursement, group term life insurance premiums and moving expense reimbursement.

         No Executive Officer participates in the formulation of his or her compensation. The compensation of Executive Officers is determined by the individual to whom the officer reports and is approved by the Company or after January 1, 1996, by Manulife.

         In addition to cash compensation, all officers are entitled to a standard benefit package including medical, dental, pension, basic, supplemental and dependent life insurance, and long and short-term disability coverage.
There are no other benefit packages which currently enhance overall compensation by more than 10%.

         Executive officers participate in certain plans sponsored by the Company. A short-term incentive plan is in place for all employees of the Company at the executive level and above. Pay-outs under the short-term incentive plan are based on a percentage of salary and the employee's level in the organization. Prior to December 31, 1995, the Company also maintained a Long Term Incentive Plan for Vice Presidents. Benefits were based on increases in the Company's equity and market share. Effective January 1, 1996, all employees at the Assistant Vice President level and above became eligible to participate in the Manulife Annual and Long Term Incentive Plans. These employees are no longer eligible for the Company Annual Incentive Plan. Effective January 1, 1996, the Company Long Term Incentive Plan was terminated.

         Prior to December 31, 1995, NAL maintained a defined benefit pension plan for all U.S. Staff which vests at five years of service. This plan has been continued by Manulife. Benefit pay-out is a function of years of service and average earnings during the employee's last five years of service. Under the Internal Revenue Code of 1986, as amended (the "Code"), the maximum yearly pension is currently earned at a salary of $150,000. Normal retirement age is
65. Pay-out is an annuity based with either a single life with a 10 year guarantee or joint life with a five year gurarantee. The normal retirement benefit is a monthly pension benefit in an amount equal to the Employer Pension Credit plus the Participant Pension Credit (The plan has been non-contributory since January 1, 1990). The Employer Pension Credit is determined as follows:

         Service prior to January 1, 1967: The Employer Pension Credit is equal to 1.25% of salary plus 85% of any commission income earned prior to January 1, 1967 plus the average of the Pension Units B multiplied by years of service earned after the attainment of age 25 but prior to January 1, 1967 (not to exceed 35 years). The Pension Units B are equal to 1.5% of salary income.

         Service after January 1, 1967: The employer pension credit is generally equal to the average of the pension Units A during the employee's last five years of employment, multiplied by the years of benefit service earned after December 31, 1966 (not to exceed 35 years). For each yer in the average period, the Pension Units A is equal to 1.1% of compensation plus 0.4% of compensation in excess of the Social Security Taxable Wage Base. Pension Units A prior to January 1, 1981 are calculated using only compensaton less than or equal to $75,000.

   Combined pension benefits at age 65 under these arrangements is as follows:

                                                  Years of Service
- --------------------------------------------------------------------------------
  Remuneration*         15          20          25          30          35
- --------------------------------------------------------------------------------
  $  125,000       $  22,000   $  29,333   $  36,667   $  44,000   $  51,333
     150,000          27,114      36,152      45,190      54,228      63,266
     175,000          30,179      40,238      50,298      60,358      70,417
     200,000          30,179      40,238      50,298      60,358      70,417
     225,000          30,179      40,238      50,298      60,358      70,417
     250,000          30,179      40,238      50,298      60,358      70,417
     300,000          30,179      40,238      50,298      60,358      70,417
     400,000          30,179      40,238      50,298      60,358      70,417

*Remuneration table is based on a 100% time allocation to the Company.

         Effective January 1, 1996, employees of the Company with earnings exceeding federally mandated limits and eligible for the Manulife or NAL U.S. defined benefit pension plan, became eligible for Manulife's Supplemental Executive Retirement Plan. This is a noncontributory, non-qualified plan intended to provide additional pension income consistent with the executive's pre-retirement income.

         William J. Atherton, President, has 39 years and 7 months of vested service. ______ has ___ years of vested service.

         The Company offers a defined contribution plan pursuant to 401(k) of the Code which allows employees to contribute up to 6% of their base annual salary. The Company matches 50% of the employee contributions as well as contributes a floor amount of 2% of base pay for each pay period. The maximum total contribution (including employer contributions), based on the maximum taxable wage as set forth in the Code is $16,500. Company employees are 100% vested in the Company floor contributions and personal contributions to the plan. Employees become 100% vested in the employer matching contributions if he or she retire on or after age 65, becomes disabled or dies. Otherwise, employees earn a right to employer contributions through the following vesting schedule:

                  Years of Service                            Vested Portion of Company Contribution
                  Less than 3                                 None
                  At least 3                                  33 1/3%
                  At least 4                                  66 2/3%
                  5 or more                                   100%

         Directors of the Company, all of whom are also officers or employees of the Company or its affiliates, receive no compensation in addition to their compensation as officers or employees of the Company or its affiliates. No shares of the Company or any of its affiliates are owned by any Executive Officer or Director of the Comany.

NASL FIXED ACCOUNT

         NASL established the Fixed Account in 1996 as a separate account under Delaware law. It is not a registered investment company. The Fixed Account holds assets that are segregated from all of NASL's other assets. The Fixed Account is currently used only to support the obligations under the contracts offered by this prospectus. These obligations are based on interest rates credited to the contracts and do not depend on the investment performance of the Fixed Account. Any gain or loss in the Fixed Account accrues solely to NASL and NASL assumes any risk associated with the possibility that the value of the assets in the Fixed Account might fall below the reserves and other liabilities that must be maintained. Should the value of the assets in the Fixed Account fall below reserve and other liabilities, NASL will transfer assets from its General Account to the Fixed Account to make up the shortfall. NASL reserve the right to transfer to its General Account any assets of the Fixed Account in excess of such reserves and other liabilities and to maintain assets in the Fixed Account which support any number of annuities which NASL offers or may offer. The assets of the Fixed Account are not insulated from the claims of NASL's creditors and may be charged with liabilities which arise from other business conducted by NASL. Thus NASL may, at its discretion if permitted by applicable state law, transfer existing Fixed Account assets to, or place future Fixed Account allocation in, it General Account for purposes of administration.

         The assets of the Fixed Account will be invested in those assets chosen by NASL and permitted by applicable state laws for separate account investment. As noted above under 'REINSURANCE AND GUARANTEES," Peoples is responsible for investing an agreed upon percentage of the assets in the Fixed Account.

DISTRIBUTION OF THE CONTRACT

         NASL Financial Services, Inc. ("NASL Financial"), 116 Huntington Avenue, Boston, Massachusetts, 02116, a wholly-owned subsidiary of the Company, is the principal underwriter of the contract. NASL Financial is a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). NASL Financial has entered into an non-exclusive promotional agent agreement with Wood Logan Associates, Inc. ("Wood Logan"). Wood Logan is a broker-dealer registered under the 1934 Act and a member of the NASD. Wood Logan is a wholly owned subsidiary of a holding company that is 85% owned by Manulife and approximately 15% owned by the principals of Wood Logan. Sales of the contract will be made by registered representatives of broker-dealers authorized by NASL Financial to sell the contracts. Such registered representatives will also be licensed insurance agents of the Company. Under the promotional agent agreement, Wood Logan will recruit and provide sales training and licensing assistance to such registered representatives. In addition, Wood Logan will prepare sales and promotional materials for the Company's approval. NASL Financial will pay distribution compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed ____% of purchase payments. NASL Financial may from time to time pay additional compensation pursuant to promotional contests. Additionally, in some circumstances, NASL Financial will provide reimbursement of certain sales and marketing expenses. NASL Financial will pay Wood Logan for providing marketing support for the distribution of the contract.

LEGAL PROCEEDINGS

         There are no material pending legal proceedings, other than ordinary routine litigation, to which either the Company or any of its subsidiaries is a party or to which any of their property subject and, to the best knowledge of the Company, no such proceedings are contemplated by any governmental authority.

LEGAL MATTERS

         All matters of applicable state law pertaining to the contract, including the Company's right to issue the contract thereunder, have been passed upon by James D. Gallagher, Esq., Vice President, Secretary and General Counsel of the Company.

INDEPENDENT ACCOUNTANTS

         The financial statements of the Company included in this Prospectus have been examined by Coopers & Lybrand, L.L.P., certified public accountants, as indicated in their report in this Prospectus, and are included herein in reliance upon that report and upon the authority of those accountants as experts in accounting and auditing.

NOTICES AND REPORTS TO CONTRACT OWNERS

         At least once each contract year, the Company will send to contract owners a statement showing the contract value of the contract as of the date of the statement. The statement will also show premium payments and any other information required by any applicable law or regulation.

 CONTRACT OWNER INQUIRIES

All contract owner inquiries should be directed to the Company's Annuity Service Office at P.O. Box 9230, Boston, Massachusetts 02205-9230.

                               FEDERAL TAX MATTERS

INTRODUCTION

         The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

         This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE OR LOCAL -OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

TAX STATUS OF THE COMPANY

         The Company is taxed as a life insurance company under the Code. The assets in the separate account will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL DURING ACCUMULATION PERIOD

         Under existing provisions of the Code, except as described below, any increase in an owner's contract value is generally not taxable to the owner or annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution. However, this rule applies only if the owner is an individual.

         As a general rule, deferred annuity contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The income on such contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the owner during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, annuity contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. Thus, if a group annuity contract is held by a trust or other entity as an agent for contract owners who are individuals, those individuals should be treated as owning an annuity contract for federal income tax purposes. However, this exception will not apply in the case of any employer which is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

         Other exceptions to the general rule for non-natural contract owners will apply with respect to (1) annuity contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) certain annuity contracts issued in connection with various qualified retirement plans, (3) annuity contracts purchased by employers upon the termination of certain qualified retirement plans, (4) certain annuity contracts used in connection with structured settlement agreements, and (5) annuity contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         In addition to the foregoing, if the Contract's maturity date is scheduled to occur at a time when the annuitant is at an advanced age, such as over age 85, it is possible that the owner will be taxable currently on the annual increase in the contract value.

         The remainder of this discussion assumes that the contract will constitute an annuity for federal tax purposes.

TAXATION OF PARTIAL AND TOTAL WITHDRAWALS

         In the case of a partial withdrawal, amounts received generally are includible in income to the extent the owner's contract value before the withdrawal exceeds his or her "investment in the contract." In the case of a total withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the total of the purchase payments made under the Contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

         Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the contract value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an owner transfers a Contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between his or her contract value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

         There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. There is legislation currently pending in Congress which would grant regulatory authority to the Internal Revenue Service (the "IRS") to address this uncertainty.

TAXATION OF ANNUITY PAYMENTS

         Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

         Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his last taxable year.

         There may be special income tax issues present in situations where the owner and the annuitant are not the same person or are not married. For example, where the owner and the annuitant are not the same person and are not married, the owner may be taxed on the maturity date on the difference between the contract value and the investment in the contract.

TAXATION OF DEATH BENEFIT PROCEEDS

         Amounts may be distributed from a Contract because of the death of an owner or the annuitant. Such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a total withdrawal, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

         Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the owner reaches age 59-1/2; (b) attributable to the owner's becoming disabled (as defined in the tax law); (c) made on or after the death of the owner or, if the owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the annuitant or the joint lives (or joint life expectancies) of the annuitant and a "designated beneficiary" (as defined in the tax law), or (e) made under a Contract purchased with a single premium when the maturity date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts (but not section 457 plans). There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an "Individual Retirement Annuity" ("IRA"), exceptions provide that the penalty tax does not apply to a payment: (a) received on or after the contract owner reaches age 59-1/2; (b) received on or after the owner's death or because of the owner's disability (as defined in the tax law); or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or the joint lives (or joint life expectancies) of the owner and "designated beneficiary" (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the owner has separated from service).

AGGREGATION OF CONTRACTS

         In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the Service may treat the two contracts as one contract.

         In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the maturity date) is includible in income. Thus, if during a calendar year a person buys two or more of the Contracts offered by this Prospectus (which might be done, for example, in order to invest amounts in different guarantee periods), all of such Contracts would be treated as one Contract in determining whether withdrawals from any of such Contracts are includible in income.

         The effects of such aggregation are not clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described above.

QUALIFIED RETIREMENT PLANS

IN GENERAL

         The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Numerous special tax rules apply to participants in Qualified Plans and to the Contracts used in connection with Qualified Plans. These tax rules vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain Contracts issued in connection with Qualified Plans, there may be no "investment in the contract" and the total amount received may be taxable. Also, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of IRAs and certain other Qualified Plans, distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70-1/2. For these reasons, no attempt is made to provide more than general information about the use of Contracts with the various types of Qualified Plans.

         When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

QUALIFIED PLAN TYPES

         Following are brief descriptions of various types of Qualified Plans in connection with which the Company may issue a Contract.
         Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA.

         Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

         Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

         Tax-Sheltered Annuities. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts.

         Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59-1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

         Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the Contract is used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

DIRECT ROLLOVER RULES

         In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).
         Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity).

FEDERAL INCOME TAX WITHHOLDING

         The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, the Company may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

GENERAL MATTERS

RESTRICTIONS UNDER THE TEXAS OPTIONAL RETIREMENT PROGRAM

         Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a deferred annuity contract issued under the ORP only upon (1) termination of employment in the Texas public institutions of higher education, (2) retirement,
(3) death, or (4) the participant's attainment of age 70 1/2. Accordingly, before any amounts may be distributed from the contract, proof must be furnished to the Company that one of the four events has occurred. The foregoing restrictions on withdrawal do not apply in the event a participant in the ORP transfers his or her contract value to another contract or another qualified custodian during the period of participation in the ORP. Loans are not available under contracts issued under the ORP.

                                   APPENDIX A

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE

EXAMPLE 1 - Assume a single payment of $50,000 is made into the contract, no transfers are made and there are no partial withdrawals. The table below illustrates three examples of the withdrawal charges that would be imposed if the contract is completely withdrawn during the contract year shown, based on hypothetical contract values and assuming no market value charge.

CONTRACT          HYPOTHETICAL            FREE                AMOUNT SUBJECT TO   WITHDRAWAL
YEAR              CONTRACT                WITHDRAWAL          WITHDRAWAL          CHARGE
                  VALUE                   AMOUNT              CHARGE
                                                                                  ---------------------
                                                                                  PERCENT        AMOUNT
- -------------------------------------------------------------------------------------------------------
2                 55,000                  5,000(a)            50,000              6%             3,000
6                 60,000                  5,000(b)            55,000              2%             1,100
8                 70,000                  5,000               0(c)                0%             0

- ----------

 (a) During any contract year the free withdrawal amount is 10% of the single payment made under the contract less any prior partial withdrawals in that contract year. Ten percent of payments less prior withdrawals equals $5,000. Consequently, on total withdrawal $5,000 is withdrawn free of the withdrawal charge and the withdrawal charge is assessed against the remaining balance of $50,000 (contract value less free withdrawal amount).

 (b) The free withdrawal amount is again equal to $5,000 and the withdrawal charge is applied to the remaining balance of $55,000 (contract value less free withdrawal amount).

(c)      There is no withdrawal charge after 7 contract years.

EXAMPLE 2 - Assume a single payment of $50,000 is made into the contract and that no transfers are made. The table below illustrates two partial withdrawals made during the third contract year of $2,000 and $7,000 and assumes no market value adjustment applies.

HYPOTHETICAL            PARTIAL WITHDRAWAL  FREE               AMOUNT SUBJECT TO  WITHDRAWAL
CONTRACT                REQUESTED           WITHDRAWAL         WITHDRAWAL CHARGE  CHARGE
VALUE                                       AMOUNT                                -----------------------------
                                                                                  PERCENT                AMOUNT
- ---------------------------------------------------------------------------------------------------------------
65,000                  2,000               2,000(a)           0                  5%              0
63,000                  7,000               3,000(b)           4,000              5%              200

- ----------

(a) The free withdrawal amount during any contract year is 10% of the single payment made under the contract less any prior withdrawals in that contract year. Ten percent of the payment less prior withdrawals equals $5,000 ($5,000-0). The amount requested ($2,000) is less than the free withdrawal amount; therefore, no withdrawal charge applies.

(b) Since $2,000 has already been withdrawn in the current contract year, the remaining free withdrawal amount during the third contract year is $3,000. The $7,000 partial withdrawal will consist of $3,000 free of withdrawal charge, and the remaining $4,000 will be subject to a withdrawal charge.

Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT."

                                   APPENDIX B

                        MARKET VALUE ADJUSTMENT EXAMPLES

The market value adjustment factor is determined by the following formula:
((1+i)/(1+j)) exponent (n/12) where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.

Market Value Adjustment

Example 1

Payment                             $100,000
Initial guarantee period            5 years
Initial guaranteed interest
 rate                               5.00% per annum
Transfer to a different
 guarantee period                   year 3, middle of contract

Contract value at middle of
 contract year 3                    =$100,000 x 1.05 exponent (2.5)=$112,972.63

Amount transferred to a
 different guarantee period         =$112,972.63 x market value adjustment
                                     factor

Market value adjustment             =((1+i)/(1+j)) exponent (n/12)
factor
                                    i = .05
                                    j = .06
                                    n = 30

                                      =(1.05/1.06) exponent (30/12)
                                      =0.9765817

Amount transferred to a
 different guarantee period         =$112,972.63 x 0.9765817
                                    =$110,327.00

Example 2

Payment                             $100,000
Initial guarantee period            5 years
Initial guaranteed interest         5.00% per annum
 rate
Transfer to a different
 guarantee period                   year 3, middle of contract

Contract value at middle of         =$100,000 x 1.05 exponent (2.5)=$112,972.63
 contract year 3

Amount transferred to a
 different guarantee period         =$112,972.63 x market value adjustment
                                    factor

Market value adjustment
factor                              =((1+i)/(1+j)) exponent (n/12)
                                    i = .05
                                    j = .04
                                    n = 30
                                    =(1.05/1.04) exponent (30/12)
                                    =1.0242121

Amount transferred to a
 different guarantee period         =$112,972.63 x 1.0242121=$115,707.93

                                   APPENDIX C

                               STATE PREMIUM TAXES

         Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.

                                                                           TAX RATE

                                                                QUALIFIED            NON-QUALIFIED
STATE                                                           CONTRACTS            CONTRACTS
- --------------------------------------------------------------------------------------------------
CALIFORNIA...........................................              .50%              2.35%
DISTRICT OF COLUMBIA.................................             2.25%              2.25%
KANSAS ..............................................              .00               2.00%
KENTUCKY ............................................             2.00%              2.00%
MAINE ...............................................              .00               2.00%
MICHIGAN ............................................           .00075%            .00075%
NEVADA ..............................................              .00               3.50%
PUERTO RICO..........................................             1.00%              1.00%
SOUTH DAKOTA.........................................              .00               1.25%
TEXAS................................................              .04%               .04%
WEST VIRGINIA........................................             1.00%              1.00%
WYOMING                                                            .00               1.00%

                       FINANCIAL STATEMENTS OF THE COMPANY

                           [To be filed by amendment]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee                $3.45
Printing                                                               *
Accounting fees and expenses                                           *
Legal fees and expenses                                                *
Miscellaneous                                                          *

*To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 9 of the Articles of Incorporation of the Company provides as follows:

NINTH: A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Article XIV of the By-laws of the Company provides as follows:

         Each Director or officer, whether or not then in office, shall be indemnified by the Company against all costs and expenses reasonably incurred by or imposed upon him or her, including legal fees, in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal or administrative, in which he or she may become involved as a party or otherwise, by reason of his or her being or having been a Director or officer of the Company.

         (1) Indemnity will not be granted to any Director or officer with respect to any claim, action, suit or proceeding which shall be brought against such Director or officer by or in the right of the Company, and

         (2) Indemnification for amounts paid and expenses incurred in settling such action, claim, suit or proceeding, will not be granted, until it shall be determined by a disinterested majority of the Board of Directors or by a majority of any disinterested committee or group of persons to whom the question may be referred by the Board, that said Director or officer did indeed act in good faith and in a manner he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonably cause to believe that his or her conduct was legal, and that the payment of such costs, expenses, penalties or fines is in the interest of the Company, and not contrary to public policy or other provisions of law.

         The termination of any action, suit or proceeding by judgement, order, settlement, conviction or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Indemnification shall be made by the corporation upon determination by a disinterested majority of the Board of Directors or of a majority of any disinterested committee or group or persons to whom the question may be referred to by said Board, that the person did indeed act in good faith and in a manner he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonably cause to believe that his or her conduct was legal.

         The foregoing right to indemnity shall not be exclusive of any other rights to which such Director or officer may be entitled as a matter of law.

         The foregoing right to indemnity shall also extend to the estate of any deceased Director or officer with respect to any such claim, action, suit or proceeding in which such Director or officer or his or her estate may become involved by reason of his or her having been a Director or officer of the Company, and subject to the same conditions outlined above.

Section IX, paragraph D of the Promotional Agent Agreement among the Company, NASL Financial Services, Inc. ("NASL Financial") and Wood Logan Associates, Inc. (referred to therein as "Promotional Agent") provides as follows:

a. NASL Financial and the Company agree to indemnify and hold harmless Promotional Agent, its officers, directors and employees against any and all losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933 ("1933 Act"), the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in any registration statement for the Contracts filed pursuant to the 1933 Act or any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by NASL Financial or Security Life pursuant to
         Section VI, paragraph B of this Agreement.

b. Promotional Agent agrees to indemnify and hold harmless NASL Financial and the Company, their officers, directors and employees against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any oral or written misrepresentation by Promotional Agent or its officers, directors, employees or agents unless such misrepresentation is contained in any registration statement for the Contracts or Fund shares, any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by NASL Financial pursuant to Section VI, paragraph B of this Agreement or, (ii) the failure of Promotional Agent or its officers, directors, employees or agents to comply with any applicable provisions of this Agreement.


Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

The Company currently sells Venture Group Annuity, a flexible premium payment deferred variable unallocated group annuity, to retirement plans that qualify for special tax treatment under Section 401(a) of the Internal Revenue Code. Sales of these securities are not required to be registered under the Securities Act of 1933 (Section 3(a)(2) of this Act). NASL Financial Services, Inc., a wholly owned subsidiary of the Company is the principal underwriter of the contracts and Wood Logan Associates, Inc., an affiliate of the Company, is the promotional agent. There are no maximum or minimum purchase payments required to establish a contract. The value of a contract will vary according to the investment performance, charges and expenses of the subaccounts in which the contract is invested. As of May 15, 1996, the total assets in the Venture Group Annuity was $33,657,863.00

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

Exhibit No.         Description
- -----------         -----------
1(a)                Underwriting Agreement between North American
                    Security Life Insurance Company (the "Company") and
                    NASL Financial Services, Inc. (Underwriter)1/
1(b)                Promotional Agent Agreement between NASL Financial
                    Services, Inc. (Underwriter), the Company and Wood
                    Logan Associates, Inc. (Promotional Agent) 2/
2                   Not Applicable
3(i)                Article of Incorporation of the Company 3/
3(ii)               By-Laws of the Company 4/
4(i)                Form of  Individual Single Payment Deferred Fixed
                    Annuity Non-ParticipatingContract - Filed herewith
4(ii)               Form of Group Single Payment Deferred Fixed Annuity
                    Non-Participating Contract - Filed herewith
4(iii)              Individual  Retirement Annuity Endorsement - Filed
                    herewith
4(iv)               ERISA Tax-Sheltered Annuity Endorsement - Filed
                    herewith
4(v)                Tax-Sheltered Annuity Endorsement - Filed herewith
4(vi)               Section 401 Plans Endorsement - Filed herewith
5                   Opinion and Consent of James D. Gallagher, Esq. -
                    [to be filed by amendment]
6                   Not Applicable
7                   Not Applicable
8                   Not Applicable
9                   Not Applicable
10                  Form of broker-dealer agreement beetween the
                    Company, NASL Financial Serices, Inc.
                    (underwriter), Wood Logan Associates, Inc.
                    (Promotional Agent) and broker-dealers 5/
11                  Not Applicable
12                  Not Applicable
13                  Not Applicable
14                  Not Applicable
15                  Not Applicable
16                  Not Applicable
17                  Not Applicable
18                  Not Applicable
19                  Not Applicable
20                  Not Applicable
21                  The Company has the following wholly owned
                    subsidiaries:  NASL Financial Services, Inc. and
                    First North American Life Assurance Company
22                  Not Applicable
23                  Consent of Coopers & Lybrand L.L.P. - [to be filed
                    by amendment]
24 (i)              Power of Attorney (Principal Financial and
                    Accounting Officer of the Company) 6/
24(ii)              Power of Attorney (Directors of the Company) 7/
25                  Not Applicable
26                  Not Applicable
27                  Not Applicable
28                  Not Applicable


1/ Incorporated by reference to Exhibit (A)(3)(a) to Form S-6, file number 2-93435, filed September 24, 1984 on behalf of the NASL Variable Account of the Company

2/Incorporated by reference to Exhibit 3(ii) to Form N-4, file number 33-28455, filed February 15, 1991 on behalf of the NASL Variable Account of the Company

3/ Incorporated by reference to Exhibit (A)(6) to Form S-6, file number 2-93435, filed September 24, 1984 on behalf of the NASL Variable Account of the Company

4/ Incorporated by reference to Exhibit (b)(6)(ii) to to Form N-4, file number 33-9960, filed November 4, 1986 on behalf of the NASL Variable Account of the Company

5/ Incorporated by reference to Exhibit (b)(3)(iii) to pre-effective amendment no. 1 to Form N-4, file number 33-9960, filed February 2, 1987 on behalf of the NASL Variable Account of the Company

6/ Incorporated by reference to Exhibit (b)(14)(b) to Registration Statement on Form N-4, file number 33-28455, filed April 2, 1993 on behalf of the NASL Variable Account of the Company

7/ Incorporated by reference to Exhibit (7)(a) to Registration Statement on Form S-6, file number 33-92466, filed May 18, 1995 on behalf of the NASL Variable Life Account of the Company

(b) FINANCIAL STATEMENT SCHEDULES

[to be filed by amendment]

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on this 13th day of June, 1996.

                                                 NORTH AMERICAN SECURITY
                                                 LIFE INSURANCE COMPANY
                                                        (Registrant)



                                            By:  /s/ William J. Atherton
                                                 ------------------------------
                                                 William J. Atherton, President



Attest:

/s/ James D. Gallagher
- -----------------------------
James D. Gallagher, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant and on the dates indicated.

SIGNATURE                                            TITLE                              DATE
/s/ William J. Atherton                     Director and President                      June 13, 1996
- -----------------------                     (Principal Executive                        -------------
William J. Atherton                         Officer)                                    (Date)




*                                           Director                                    June 13, 1996
- -----------------------                                                                 -------------
Peter S. Hutchison                                                                      (Date)



*                                           Director and Chairman                       June 13, 1996
- -----------------------                     of the Board                                -------------
Brian L. Moore                                                                          (Date)



*                                           Vice President and                          June 13, 1996
- -----------------------                     Treasurer (Principal                        -------------
Richard C. Hirtle                           Financial and Accounting                    (Date)
                                            Officer)



*By:     /s/ William J. Atherton                                                        June 13, 1996
         -----------------------                                                        -------------
         William J. Atherton                                                            (Date)
         Attorney-in-Fact
         Pursuant to Powers
         of Attorney

                                  EXHIBIT INDEX

Exhibit No.                                 Description
- -----------                                 -----------
4(i)      Form of Individual Single Payment Deferred Fixed
          Annuity Non-Participating Contract

4(ii)     Form of Group Single Payment Deferred Fixed
          Annuity Non-Participating Contract

4(iii)    Individual Retirement Annuity Endorsement

4(iv)     ERISA Tax Sheltered Annuity Endorsement

4(v)      Tax Sheltered Annuity Endorsement

4(vi)     Section 401 Plans Endorsement